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                                                                 EXHIBIT 2(b)

                           INDEMNIFICATION AGREEMENT


                 This Indemnification Agreement ("Agreement") is made and entered into as of May 30, 1995 by and between Lincoln Insurance Group, Inc., a Delaware corporation ("Seller") and Markel Corporation, a Virginia corporation ("Buyer").

                 Seller and Buyer have entered into a Stock Purchase Agreement dated as of April 5, 1995 (the "Stock Purchase Agreement") pursuant to which Seller will sell to Buyer all of the issued and outstanding shares of common stock of Lincoln Insurance Company, a Delaware domestic insurance corporation (the "Company").

                 In connection with the Stock Purchase Agreement, Seller has agreed to indemnify and hold harmless Buyer with respect to the adequacy of certain of the loss reserves and reserves for uncollectible reinsurance maintained by the Company. This Agreement is intended to provide Buyer, subject to the Deductible and other limitations set forth herein, with collateral security for adverse development in certain of the Company's loss reserves and reserves for uncollectible reinsurance. This Agreement is also intended to provide, again subject to the Deductible and the other limitations set forth herein, a mechanism for reimbursing Buyer as and when cash losses are suffered with respect to such adverse development.

                 NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein and in the Stock Purchase Agreement, the parties agree as follows:

                 1.       DEFINITIONS.

                          1.1     STOCK PURCHASE AGREEMENT DEFINITIONS.
Capitalized terms used herein that are defined in the Stock Purchase Agreement are used herein as therein defined.

                          1.2     ADDITIONAL DEFINITIONS.  As used in this
Agreement, the following terms shall have the following respective meanings:
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                                  1.2.1  "Actual Net Aggregate Loss" means,
         with respect to each Insurance Book, (a) the sum of (i) the Reserves for Losses and Loss Adjustment Expenses applicable to such Insurance Book as recorded on the balance sheet of the Company at the relevant Determination Date, and (ii) the Net Loss Payments applicable to such Insurance Book through and including the relevant Determination Date, minus (b)(i)in the case only of each Determination Date other than the Final Settlement Date, Current Recoverables on Paid Losses, or (ii) in the case only of the Final Settlement Date, Final Recoverables on Paid Losses; provided that the calculation of Reserves for Losses and Loss Adjustment Expenses as of each Determination Date shall be determined to be the amount that is one standard deviation above the Company's actuarially determined point estimate of such reserves.

                                  1.2.2  "Adjustment Amount" means

                                  (a) the amount equal to the positive or
                 negative difference obtained by subtracting the Closing Loss Reserves in respect of the Pre-1984 Book from the Actual Net Aggregate Loss in respect of the Pre-1984 Book; plus (whether positive or negative)

                                  (b) ninety-five percent (95%) of the amount
                 equal to the positive or negative difference obtained by subtracting the Closing Loss Reserves in respect of the Post-1983 Book from the Actual Net Aggregate Loss in respect of the Post-1983 Book; minus

                                  (c) the Deductible; minus

                                  (d) the aggregate of all Indemnity Payments
                 previously paid to or received by Buyer;





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                 provided, that (i) the change in Reserves for Uncollectible
                 Reinsurance applicable to either Insurance Book, plus all amounts written off with respect to reinsurance determined to be uncollectible, in each case, between March 31, 1995 and the relevant Determination Date and (ii) all Recovery Costs shall be deemed to be applicable, for purposes of the calculation of the Adjustment Amount, to the Pre-1984 Book.

                                  Notwithstanding the foregoing, if the
                 Adjustment Amount, as calculated above, is greater than the Maximum Adjustment Amount, then the Adjustment Amount shall mean the Maximum Adjustment Amount at the time of calculation.

                                  1.2.3  "Annual Statements" means, with
         respect to any calendar year, the annual convention statement filed by the Company or its successors with the applicable Department of Insurance for the relevant fiscal year ended December 31, and the audited statutory financial statements of the Company or its successors with respect to such year.

                                  1.2.4  "Buyer's Auditors" means KPMG Peat
         Marwick LLP or such other firm of nationally recognized auditors as shall be selected by Buyer.

                                  1.2.5  "Closing Loss Reserves" means the
         following amounts for Reserves for Losses and Loss Adjustment Expenses
         (i) with respect to the Pre-1984 Book, one million six hundred twenty-one thousand six hundred thirteen Dollars ($1,621,613)(1/)





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(1/) Calculated consistently with the proviso to Section 1.2.2 as $1,265,964 for Reserves for Losses and Loss Adjustment Expenses, plus $832,949 for Reserves For Uncollectible Reinsurance. In addition, subtracts $477,300 for Current Recoverables on Paid Losses in respect of the Pre-1984 Book, in order to avoid having to determine for purposes of this Agreement whether Recoveries received after the date hereof relate to losses paid on, before or after March 31, 1995.

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         and (ii) with respect to the Post-1983 Book, twenty-seven million nine hundred fifty-two thousand four hundred seventy-nine Dollars ($27,952,479)(2/).

                                  1.2.6  "Current Recoverables on Paid Losses"
         means, with respect to each Insurance Book, the amount of recoverables owed to the Company by a reinsurer or from salvage or subrogation with respect to losses and loss adjustment expenses paid by the Company on or before the relevant Determination Date, which recoverables are not past due, in dispute or determined by the Company in accordance with GAAP to be uncollectible.

                                  1.2.7  "Date of Loss" means the earliest or
         first date of occurrence, claim, loss or other event giving rise to a claim under an insurance policy; provided that with respect to environmental claims, toxic claims or bodily injury or property claims arising from continuous or repeated exposure to conditions, where it is not possible to determine a specific date of loss, Date of Loss shall mean the policy inception date; provided, further, that with respect to claims made prior to April 1, 1995, the Date of Loss shall be the Date of Loss as determined by the Company prior to such date.

                                  1.2.8  "Deductible" means one million
         twenty-six thousand four hundred ninety-two Dollars ($1,026,492).

                                  1.2.9  "Determination Date" means the date as
         of which a determination of the Adjustment Amount is made, which day shall be, as the case may be, September 30 of each year prior to the Final Settlement Date, or the Final Settlement Date;





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(2/) Calculated consistently with the proviso to Section 1.2.2 as $28,130,963 for Reserves for Losses and Loss Adjustment Expenses, plus zero for Reserves For Uncollectible Reinsurance. In addition, subtracts $178,484 for Current Recoverables on Paid Losses in respect of the Post-1983 Book, in order to avoid having to determine for purposes of this Agreement whether Recoveries received after the date hereof relate to losses paidon, before or after March 31, 1995.


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         provided, that if at any time the condition set forth in the proviso contained in Section 2.2 occurs, from and after such date, the Determination Date shall be the last day of any fiscal quarter of the Company.

                                  1.2.10  "Final Recoverables on Paid Losses"
         means, with respect to each Insurance Book, the amount, determined as of the Final Settlement Date in accordance with GAAP, equal to the recoverables owed to the Company by a reinsurer or from salvage or subrogation with respect to losses and loss adjustment expenses paid by the Company on or before the Final Settlement Date.

                                  1.2.11  "Final Settlement Amount" means the
         Adjustment Amount as finally determined as of the Final Settlement
         Date.

                                  1.2.12  "Final Settlement Date" means
         December 31, 2004.

                                  1.2.13  "Indemnification Statement" means the
         statement and accompanying schedule delivered pursuant to Section 2.2.

                                  1.2.14  "Indemnity Payments" means the sum of
         (i) the aggregate amount of all cash and the fair market value of all assets distributed to Buyer from the Trust or otherwise provided to Buyer by Seller at any time, and (ii) the amount of cash received by Buyer as a draw against a Letter of Credit; provided that there shall be excluded from Indemnity Payments the amount of any sums paid to Seller pursuant to Section 2.4(f).

                                  1.2.15  "Insurance Book" means the Pre-1984
         Book or the Post-1983 Book, as the case may be.

                                  1.2.16  "Letter of Credit" means a letter of
         credit with payment terms substantially in the form of Exhibit A hereto, issued by a bank organized and existing under the laws of a state of the United States of America or a member of the Federal





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         Reserve System of the United States of America, meeting such qualifications and containing such terms, in each case, notified in writing by Buyer or the Company to Seller to enable the Company, to the extent permissible under the applicable insurance laws, to record Seller's indemnification obligations hereunder as an admitted asset under applicable statutory accounting principles.

                                  1.2.17  "Maximum Adjustment Amount" means (i)
         the Purchase Price, minus (ii) the aggregate of all amounts paid by Seller as indemnity payments under Article 9 of the Stock Purchase Agreement, minus (iii) the aggregate of all Indemnity Payments.

                                  1.2.18  "Net Loss Payments" means losses and
         loss adjustment expenses paid by the Company after March 31, 1995 and on or before the relevant Determination Date in respect of each Insurance Book, plus Recovery Costs, minus Recoveries.

                                  1.2.19  "Post-1983 Book" means all policies
         of insurance issued by the Company on or before March 31, 1995 with a claim with a Date of Loss on or before March 31, 1995, other than the Pre-1984 Book.

                                  1.2.20  "Pre-1984 Book" means all policies of
         insurance issued by the Company with a claim with a Date of Loss prior to January 1, 1984.

                                  1.2.21  "Recoveries" means, with respect to
         each Insurance Book, all cash recoveries actually received after March 31, 1995 and on or before the relevant Determination Date by Buyer or the Company from reinsurers, salvage or subrogation.

                                  1.2.22  "Recovery Costs" means, with respect
         to each Insurance Book, all costs actually incurred by the Company after March 31, 1995 and on or before the relevant Determination Date in connection with recoveries or attempted recoveries from





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         reinsurers, salvage or subrogation in respect of losses and loss adjustment expenses paid by the Company on or before the relevant Determination Date.

                                  1.2.23  "Seller's Auditors" means Price
         Waterhouse LLP or such other firm of nationally recognized auditors as shall be selected by Seller.

                                  1.2.24  "Superfund Reduction"  has the
         meaning given to such term in Section 7.

                                  1.2.25  "Trust" means the Trust created
         pursuant to the Trust Agreement.

                                  1.2.26  "Trust Agreement" means a Trust
         Agreement in form and substance satisfactory to Seller and Buyer.

                                  1.2.27  "Trustee" means the Trustee under the
         Trust Agreement.

                 2.       INDEMNIFICATION.

                          2.1     INDEMNIFICATION.  Seller agrees to indemnify
and hold harmless Buyer for the Adjustment Amount, as determined as of each Determination Date, by funding, or providing collateral security for, the Adjustment Amount as provided in Section 2.4. Seller shall continue to fulfill its indemnity obligations under this Agreement in respect of each Insurance Book until the final determination of the Final Settlement Amount.

                          2.2     INDEMNIFICATION STATEMENTS.  Until the final
determination of the Final Settlement Amount, Buyer shall deliver annually to Seller an Indemnification Statement setting forth its determination of the Adjustment Amount as of the Determination Date immediately preceding the date of such Indemnification Statement, accompanied by a schedule showing the calculation of such Adjustment Amount, which shall be substantially in the form attached hereto as Exhibit B, and stating that such determination has been made pursuant to this Agreement; provided, that if at any time the amount of Net Loss Payments less Current Recoverables on Paid Losses





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exceeds, in the aggregate for both Insurance Books, thirty million six hundred thousand five hundred eighty-four Dollars ($30,600,584), from and after such time Buyer shall deliver Indemnification Statements pursuant to this Section
2.2 on a quarterly basis. An Indemnification Statement shall be delivered within sixty (60) days after each Determination Date which is not December 31, and within one hundred twenty (120) days after each Determination Date which is December 31.

                          2.3     FINAL SETTLEMENT.  (a) A settlement of the
indemnification obligations of Seller hereunder shall be calculated as of the Final Settlement Date. As soon as practicable after the Final Settlement Date, Buyer shall deliver to Seller its determination of the Final Settlement Amount, accompanied by a schedule showing the calculation of the Final Settlement Amount, which shall be substantially in the form attached hereto as Exhibit B, together with an opinion of Buyer's Auditors that such schedule fairly presents in all material respects as of the Final Settlement Date the calculation of the Final Settlement Amount and the balances included therein in accordance with this Agreement.

                                  (b) A determination of Buyer delivered
pursuant to paragraph (a) of this Section 2.3 shall be final and binding upon the parties unless, within forty-five (45) days after delivery thereof, Seller notifies Buyer that it disagrees with the amount or the matters reflected therein, in which case it shall, at its own expense, cause Seller's Auditors to perform an additional determination of the Final Settlement Amount within sixty
(60) days after the delivery of its notice concerning such disagreement. Seller's Auditors shall deliver to Buyer and Buyer's Auditors within such sixty
(60)-day period a schedule showing its determination of the Final Settlement Amount, which shall be substantially in the form attached hereto as Exhibit B, together with an opinion of Seller's Auditors that such schedule fairly presents in all material respects as of the Final Settlement Date the calculation of the Final Settlement Amount and the balances included





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therein in accordance with this Agreement.  Buyer's Auditors and Seller's
Auditors shall each provide to the other access to its work papers related to its calculation of the Final Settlement Amount. If Seller's Auditors and Buyer's Auditors cannot agree on a single determination of the Final Settlement Amount within twenty (20) days after delivery to Buyer of the determination of Seller's Auditors, then Seller's Auditors and Buyer's Auditors shall, within ten (10) days thereafter, mutually select an independent third auditor whose determination of the Final Settlement Amount, which shall be not more than the determination by Buyer's Auditors nor less than the determination by Seller's Auditors and shall be made within sixty (60) days after such auditor's selection and shall be delivered to Buyer and Seller, shall be final and binding.

                                  (c) The determination of the Final Settlement
Amount shall be deemed to be final upon the earliest to occur of (i) Buyer's receipt of Seller's written concurrence with the determination made by Buyer,
(ii) Seller's failure to notify Buyer of its objection to Buyer's determination within forty-five (45) days after Seller's receipt thereof, (iii) Seller's failure to deliver Seller's Auditors' determination to Buyer within sixty (60) days after delivery to Buyer of the notice referred to in clause (ii) of this
Section 2.3(c), (iv) the receipt by Buyer and Seller of the written agreement by Seller's Auditors and Buyer's Auditors on a single determination, and (v) the receipt by Buyer and Seller of the determination made by the independent auditor selected by Buyer's Auditors and Seller's Auditors. If any objection or dispute exists at any time with respect only to a portion of the Final Settlement Amount, the portion of the Final Settlement Amount not objected to or disputed shall be deemed to be final upon receipt of notice by Buyer from Seller, or by Seller from Buyer, that such portion is not objected to or in dispute.

                          2.4     FUNDING AND REFUNDING OF INDEMNITY.  (a)
Seller agrees to provide for establishment and maintenance of security for the Adjustment Amount and for the funding of Seller's indemnification obligations hereunder by entering into and funding the Trust Agreement





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and/or delivering to Buyer of one or more Letters of Credit.  Until final determination of the Final Settlement Amount, within five (5) Business Days after receipt of an Indemnification Statement, Seller shall (i) deliver to the Trustee under the Trust Agreement funds and/or securities which satisfy the relevant provisions thereof, or (ii) deliver to the Buyer, for the benefit of the Buyer and the Company, one or more Letters of Credit, or (iii) make any combination of deliveries satisfying clauses (i) and (ii), in any such case having an aggregate value or principal amount, as the case may be, sufficient to cause the aggregate value of the total assets held under the Trust Agreement, plus the aggregate undrawn principal amount of the Letters of Credit held by Buyer, to equal the Adjustment Amount; provided, that if the Adjustment Amount is less than (x) the aggregate value of the assets held under the Trust Agreement determined as of the relevant Determination Date plus (y) the aggregate undrawn principal amount of the Letters of Credit delivered to Buyer pursuant to this Section 2.4, Buyer shall return to Seller Letters of Credit, or the Trustee shall deliver to Seller funds and/or securities, and/or any combination of the foregoing, so that the aggregate value of the assets held under the Trust Agreement and/or the aggregate undrawn principal amount of the Letters of Credit held by Buyer is equal to the Adjustment Amount.

                                  (b) From and after the time that the amount
of Net Loss Payments less Current Recoverables on Paid Losses less Indemnity Payments exceeds, in the aggregate for both Insurance Books, thirty million six hundred thousand five hundred eighty-four Dollars ($30,600,584), Buyer shall be entitled to draw upon the Letters of Credit and/or withdraw assets from the Trust up to an aggregate amount equal to the lesser of (i) such excess, and
(ii) the Maximum Adjustment Amount as of the date of draw or withdrawal, as the case may be.

                                  (c) Buyer shall deliver to Seller the
following: (i) simultaneously with delivery to a bank that has issued a Letter of Credit, a copy of each sight draft and (ii) simultaneously with delivery to the Trustee under the Trust Agreement, a copy of each withdrawal





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notice, in each case accompanied by a certificate of an officer of Buyer stating that such amounts have been drawn or withdrawn, as the case may be, pursuant to and in accordance with this Agreement.

                                  (d) If Seller believes that amounts drawn
under the Letters of Credit or assets withdrawn from the Trust pursuant to this
Section 2.4 are in excess of the amount to be drawn or withdrawn hereunder, the resolution thereof shall be part of the determination of the Final Settlement Amount pursuant to Section 2.3.

                                  (e) If at any time prior to the final
determination of the Final Settlement Amount, Buyer receives notification of termination of the Trust Agreement and the aggregate undrawn principal amount of the Letters of Credit is less than the Adjustment Amount, determined as of the most recent Determination Date, Buyer shall be entitled to withdraw assets from the Trust in the amount of such insufficiency and deposit such amounts in a separate account in the name of Buyer or the Company in any bank meeting the qualifications for serving as Trustee under the Trust Agreement, apart from its general assets, in trust as security for and to provide funding of Seller's indemnity obligations hereunder under the same terms and conditions as if such assets had remained in the Trust.

                                  (f) If the Adjustment Amount (other than the
Final Settlement Amount) is less than zero, within five (5) Business Days after determination of such Adjustment Amount, Buyer shall pay to Seller by wire transfer an amount equal to the lesser of (i) the amount by which such Adjustment Amount is less than zero or (ii) the aggregate of all Indemnity Payments previously paid to or received by Buyer.

                          2.5     FUNDING OF INDEMNITY AND DISPOSITION OF
COLLATERAL UPON FINAL SETTLEMENT. (a) If the Final Settlement Amount is greater than zero, within five (5) Business Days after final determination of the Final Settlement Amount, Seller shall pay to Buyer an amount equal





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to the Final Settlement Amount.  Such amount shall be paid by Seller, in its discretion, by wire transfer, through liquidation of assets held in the Trust, or by requiring Buyer to draw against the Letters of Credit held by Buyer.
Upon receipt of the Final Settlement Amount all assets remaining in the Trust and all remaining Letters of Credit held by Buyer shall be delivered to Seller, and the Trust Agreement shall terminate.

                                  (b) If the Final Settlement Amount is less
than zero, within five (5) Business Days after final determination of the Final Settlement Amount, Buyer shall pay to Seller by wire transfer an amount equal to the lesser of (i) the amount by which the Final Settlement Amount is less than zero or (ii) the aggregate of all Indemnity Payments previously paid to or received by Buyer.

                          2.6     PAYMENT TERMS.  Payments due pursuant to the
terms of this Agreement shall be made by wire transfer in immediately available funds within five (5) Business Days following the date that the payment amount becomes final. The party to receive payment shall provide the payor with appropriate wire transfer information. Any payments not paid within such five
(5) Business Day period shall bear interest at a per annum rate equal to two percent (2%) in excess of the prime lending rate announced from time to time by Chase Manhattan Bank, N.A.

                          2.7     REDUNDANCIES; NEGATIVE ADJUSTMENT AMOUNT.  A
redundancy in the Reserves for Losses and Loss Adjustment Expenses in one Insurance Book shall be applied to offset deficiencies in the Reserves for Losses and Loss Adjustment Expenses in the other Insurance Book, but in no event shall a redundancy (or a negative Adjustment Amount or Final Settlement Amount resulting from a redundancy) create any obligation on the part of Buyer to make any payment to Seller, except for the purpose of repaying to Seller all or part of the Indemnity Payments previously paid to Buyer to which it is later determined Buyer was not entitled.





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                          2.8     MAXIMUM INDEMNITY.  Seller shall not be
obligated to pay any amounts for indemnification under Article 9 of the Stock Purchase Agreement, or fund or pay any amounts under this Agreement in excess in the aggregate under both Agreements of an amount equal to the Purchase Price.

                          2.9     PURCHASE PRICE ADJUSTMENT.  All payments made
by Seller pursuant to this Agreement shall be deemed to be adjustments of the Purchase Price under the Stock Purchase Agreement.

                 3.       REPORTS; INSPECTION; PROCEDURES.

                          3.1     ANNUAL STATEMENTS, QUARTERLY STATEMENTS AND
INVESTIGATION. Buyer shall deliver to Seller by March 15 in each of the years 1996-2004 (inclusive) a copy of the Annual Statement. In addition, from and after such time as Buyer shall be entitled to deliver Indemnification Statements on a quarterly basis through the Final Settlement Date, within sixty
(60) days after the end of each fiscal quarter of the Company, Buyer shall deliver to Seller a copy of the Quarterly Statement filed by the Company or its successors with the applicable Department of Insurance for the relevant fiscal quarter. Buyer shall permit Seller (through its employees or representatives) at all reasonable times during normal business hours to investigate any of the Company's documents or records, including without limitation, to audit the payments made by the Company for losses and loss adjustment expenses related to the Insurance Books, that may, in the reasonable opinion of Seller, be relevant to the determination of payment obligations pursuant to the terms of this Agreement.

                          3.2     CONFIDENTIALITY AND CONFLICT.  Seller agrees
that it, and its employees and representatives, will hold in confidence and not disclose to any third party any of the information provided by Buyer to Seller pursuant to this Agreement. Before Buyer shall be required to provide information to, or permit investigation by, Seller or its employees or





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representatives, Buyer shall be provided certification in form and substance reasonably satisfactory to it that such representative does not have any interest, including, without limitation, serving as counsel to insureds on policies of insurance written by the Company or as counsel to reinsurers of insurance policies in an Insurance Book, that is or could be in conflict with the interests of the Company or Buyer.

                          3.3     LOSS SETTLEMENT PROCEDURES.  Buyer agrees
that, for the period from the Closing Date until the Final Settlement Date, each of Buyer and the Company will, in relation to claims subject to indemnity hereunder:

                                  3.3.1       Not settle claims except in the
         ordinary course of business and in accordance with current practices of other insurance subsidiaries of Buyer or otherwise in accordance with practices no less stringent than standard insurance industry practices;

                                  3.3.2       Use commercially reasonable
         efforts to obtain reimbursement of claims from reinsurers; and

                                  3.3.3       Permit Seller (through its
         employees or representatives) at all reasonable times during normal business hours to make such investigation of, or audit, any claims, actual or prospective (or any other matter which may in the reasonable opinion of Seller be relevant to the Adjustment Amount) and furnish Seller with copies of such documents as Seller may reasonably request, it being understood that Seller's right to investigate and audit the claims settlement procedure shall be no less in scope than rights afforded to the Company's reinsurers.

                 4. EXTRAORDINARY LOSSES. (a) Reserves for Losses and Loss Adjustment Expenses in respect of an Insurance Book shall include a provision with respect to specific claims or series of similar claims for all losses, liabilities and expenses incurred by the Company in





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connection with any action, suit or proceeding arising out of or relating to the actual or alleged bad faith, fraud, error or omission by the Company in connection with the handling of such claims under insurance policies in such Insurance Book either (i) on or before the date hereof or (ii) if Seller has consented to the manner in which the relevant claim or series of similar claims is being handled, after the date hereof, and (b) Reserves for Uncollectible Reinsurance in respect of the Pre-1984 Book shall include a provision with respect to specific claims or series of similar claims for all losses, liabilities and expenses (including, without limitation, expenses for declaratory judgment actions) incurred by the Company in respect of either Insurance Book in connection with any action, suit or proceeding arising out of or relating to the actual or alleged error or omission by the Company in connection with the handling prior to April 1, 1995 of such claims with reinsurers.

                 5. COMMUTATION OF UNCOLLECTIBLE REINSURANCE. Buyer shall be entitled to settle and commute any reinsurance recoverable; and any losses, including, without limitation, expenses of collection, settlement or commutation, resulting therefrom, shall be reflected in the Adjustment Amount if Seller consents to such settlement or commutation, which consent shall not be unreasonably withheld or delayed.

                 6. ASSIGNMENT OF UNCOLLECTIBLE REINSURANCE. Buyer shall cause the Company to assign to Seller any reinsurance recoverable that would be reflected in the Adjustment Amount promptly after such reinsurance recoverable is written off or reserved against in its entirety by the Company; provided that Seller shall use commercially reasonable efforts to avoid damage to the relationship between the Company and the person owing such recoverable.

                 7. SUPERFUND TAXATION. If at any time on or prior to the termination of this Agreement any Tax is assessed against the Company in connection with the Comprehensive Environmental, Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et. seq., or any amendment thereto, which results directly in a limitation of the Company's liability with respect to





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the Pre-1984 Book, the direct result of which is a reduction in the Reserves for Losses and Loss Adjustment Expenses with respect to the Pre-1984 Book (the "Superfund Reduction"), the parties agree that such Tax assessment, up to the amount of the Superfund Reduction, will be taken into account in calculating the Adjustment Amount, and Buyer will not have a claim for indemnification with respect to such amount under the Stock Purchase Agreement; provided, that Buyer shall be entitled to seek indemnification under the Stock Purchase Agreement for the amount of any such Tax assessment in excess of the Superfund Reduction.

                 8. CONSENT NOT TO BE UNREASONABLY WITHHELD. Whenever pursuant to this Agreement an action of one party is subject to the consent of the other party that is not to be unreasonably withheld or delayed, the party whose consent is required shall respond within a reasonable period of time, based upon the facts and circumstances relating to the subject matter of the action requiring consent, and shall, if it does not provide its consent, set forth in writing and in reasonable detail the basis and reasons for denying consent. The party whose consent is required shall not be entitled to refuse to respond to the request for consent or to respond that it is neither consenting or denying consent.

                 9. TERM AND GOVERNING LAW. This Agreement shall become effective concurrently with Closing under the Stock Purchase Agreement and shall remain in full force and effect until the obligations of the parties hereunder shall have been finally discharged in connection with settlement of the Final Settlement Amount. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

                 10. ASSIGNMENT. In the event Buyer sells the Company to, or merges the Company with, any subsidiary of Buyer, an insurance company rated "A-" or better by A. M. Best Company or to such other entity as shall be approved by Seller, which approval shall not be unreasonably withheld or delayed, such entity to whom Buyer sells the Company, or with which





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the Company merges, shall have all of the rights of Buyer under this Agreement;
provided, that any such assignment shall not increase Seller's liability hereunder. Except as provided in the immediately preceding sentence, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

                 11. INCORPORATION BY REFERENCE. The provisions of Sections 11.2, 11.3, 11.4, 11.5, 11.6, 11.9, 11.10, 11.12, 11.13 and 11.14 of
the Stock Purchase Agreement are hereby incorporated by reference herein and shall be fully applicable hereto, with the term "Agreement" as used therein being deemed references to this Agreement.

                 IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                         LINCOLN INSURANCE GROUP, INC.



                         By:
                            ---------------------------------------




                         MARKEL CORPORATION



                         By:
                            ---------------------------------------





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